___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2012

ALTO GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53592	27-0686507
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

11650 South State Street Suite 240 Draper, Utah	84020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 816-2533

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 23, 2012, the Company appointed W. Glen Zinn and Jackie Stephens as Members of the Board of Directors. A summary of the background and business experience of Messrs. Zinn and Stevens is as follows:

Jackie Stephens. Mr. Stephens, age 46, whose legal name is Juan Felipe Rosas Arellano, is an engineer and architectural mining consultant.  Since July 2005, Mr. Stephens has consulted with a variety of mining companies in Latin America, including Cardero Resources and CompaniaMineraPitalla.  Mr. Stephens studied industrial engineering at the university level in Sonoro Mexico.

W. Glen Zinn. Mr. Zinn, age 70, has 45 years of senior executive for mining and minerals exploration companies around the world.  Since 2010, Mr. Zinn has been an independent management and operation consultant for various U.S. natural resource companies.  From 2004 to 2010, he was Chairman, CEO, and President of Bell Copper Corporation, an international copper exploration development and production company.  From 1986 to 1993, he was an executive with Hecla Mining Company, serving as the the Vice President of Corporate Development & Exploration from 1990-1993. In 1980, Mr. Zinn was appointed by Secretary of the Interior William Clark to the National Strategic Materials and Minerals Program Advisory Committee to provide advice in respect of mineral needs and resources for purposes of national security. From 1971 to 1986, he served in various management capacities and as Chief Geophysicist for Unocal.  Mr. Zinn holds a Bachelor of Science degree in Geological Engineering with a minor in Geophysics from the Michigan College of Mining & Technology.  Mr. Zinn also holds various postgraduate certificates from MIT, Stanford, and Northwestern.

Item 8.01 Other Events

On February 23, 2012 the Company approved the creation of a Compensation Committee (“Committee”). The role of the Committee is to set appropriate and supportable compensation programs that are in the Company’s best interests and align it with its business mission and strategy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alto Group Holdings, Inc.

	By:	/s/ Chene Gardner
Date: February 29, 2012		Chene Gardner Secretary